Exhibit 99

                        IKON OFFICE SOLUTIONS ANNOUNCES
                     FISCAL YEAR AND FOURTH QUARTER RESULTS

Finishes Strong Quarter and Year of Operational Improvements and Earnings Growth

                   Free Cash Flow Exceeds Target for the Year

Valley Forge, Pennsylvania - October 24, 2002 - IKON Office Solutions (NYSE:IKN), a leading provider of business communications solutions, today reported results for its fiscal year and fourth quarter ended September 30, 2002.

Fiscal 2002
Results For Fiscal 2002, net income was $150.3 million or $.99 per diluted share, which includes a $.04 benefit related to the reversal of Fiscal 2001 restructuring charges. Excluding the benefit of the restructuring reversal, net income for Fiscal 2002 was $143.5 million or $.95 per diluted share, a 17% increase over $.81 per diluted share for the prior year. For comparative purposes, $.81 for Fiscal 2001 excludes a loss of $.43 for special charges, excludes a $.01 gain from discontinued operations, and includes a $.28 impact related to not amortizing goodwill in accordance with SFAS 142. For Fiscal 2001, the Company reported earnings of $.11 per diluted share.

Revenues for Fiscal 2002 totaled $4.83 billion, a decline of $446 million or 8.5% from the prior year. The Company has been aggressively divesting or downsizing several business lines over the course of the year to improve its long-term business mix and operational performance. The decline in these revenues accounted for $265 million or 60% of the revenue decline, with all other revenues combined down 3.6% from Fiscal 2001. Delays in customer spending decisions and a generally soft economic environment continued to pressure revenues; however, the Company continued to see growth in facilities management, its largest outsourcing offering, as well as continued strong growth in sales of high-end, segment 5 & 6 copier/printer equipment - two of the Company's key growth priorities for Fiscal 2002.

Free cash flow for Fiscal 2002, defined as cash from operations less net capital expenditures, was $339 million, surpassing the Company's expectations and prior year results.

Commenting on the Company's Fiscal 2002 performance, IKON's newly appointed President and CEO, Matthew J. Espe, said, "Despite the tough economic climate, the IKON team delivered significant improvements in earnings through a consistent, well-defined and realistic approach to strengthening the fundamentals of our business on all fronts. We have enhanced our business mix and built qualitative improvements into our infrastructure through centralization and longerterm investments. Despite lower revenues, we continued to leverage our strong sales, distribution, and service capabilities to expand the customer base and grow share in important market segments, while capturing significant operational benefits that impact favorably on operating margins and earnings per share. In addition, we have taken important steps to strengthen the Company's finances so that our debt-to-capital ratio at year's end, excluding finance subsidiaries, is 28.5%."

Mr. Espe concluded, "By improving our business mix, we now have a stronger focus in terms of our market opportunities and an improved infrastructure to support those opportunities. In addition, our team has done an enormous amount of work implementing an important ongoing initiative - our e-IKON investment backed by the Oracle e-Business Suite, that we believe will give IKON a clear competitive edge in the future. As the economic climate improves, we believe we are well positioned to create long-term value."

Fourth Quarter Results
Net income for the fourth quarter ended September 30, 2002 was $39.3 million or $.25 per diluted share, including a $.04 benefit related to the $10.5 million reversal of Fiscal 2001 restructuring charges. Excluding the benefit of the restructuring charge reversal, diluted earnings per share for the fourth quarter were $.21 - in line with the Company's expectations for the quarter. The $.21 in diluted earnings per share for the quarter reflects a 10.5% increase from $.19 per diluted share in the fourth quarter of Fiscal 2001. For comparative purposes, $.19 for the fourth quarter of Fiscal 2001 excludes a loss of $.44 for special charges, and includes a $.07 impact related to not amortizing goodwill in accordance with SFAS 142. For the fourth quarter of Fiscal 2001, the Company reported a loss of $.32 per diluted share.

Revenues for the fourth quarter of Fiscal 2002 were $1.18 billion, compared to $1.28 billion for the same period in the prior year. The impact of certain downsizing and divestiture actions the Company employed during the year accounted for approximately 62% of the decline. Excluding these actions, revenues declined by approximately 3.3% in the fourth quarter compared to the same period a year ago.

Net Sales, which includes the sale of copier/printer equipment, supplies, and technology hardware, declined 9.5% from the fourth quarter of Fiscal 2001. A weak economy was a contributing factor to declines in all categories; however, over 40% of the decline resulted from the decrease in sales of technology hardware, as the Company continues to de-emphasize certain lower-margin revenue streams. Offsetting an overall decline in copier/printer equipment sales was strong performance in the sale of color and high-end, segment 5 & 6 equipment. Gross profit margin on Net Sales declined to 34.5% in the fourth quarter of Fiscal 2002, due primarily to lower supply revenues and margins.

Services, which include revenues from the servicing of copier/printer equipment, and outsourcing and other services, declined 8.5% from the fourth quarter of Fiscal 2001, primarily due to the downsizing or sale of non-strategic outsourcing and other service businesses. Excluding these factors, Services declined approximately 1% from the fourth quarter of Fiscal 2001. Gross profit margin on Services improved to 40.2%, largely due to improved productivity in the servicing of copier/printer equipment.

Finance Income grew 2.8% from the fourth quarter of Fiscal 2001 due to continued growth in the lease portfolio and the increased percentage of equipment sales leased through IOS Capital, IKON's captive leasing subsidiary in North America. Approximately 79% of IKON's customers in North America now lease through IOS Capital, compared to 75% a year ago. Gross profit from finance subsidiaries increased to 57.4%, from 51.4% in the fourth quarter of Fiscal 2001, largely due to lower average borrowing costs.

Selling and Administrative Costs declined $54.4 million compared to the fourth quarter of Fiscal 2001 excluding special charges, due to restructuring benefits, productivity improvements, infrastructure investments, and cost control disciplines. Fourth quarter execution delivered total reductions of over $214 million in Selling and Administrative costs for Fiscal 2002, exceeding the Company's goal of removing $190 million in costs for the year compared to Fiscal 2001 levels.

Fiscal 2003 Outlook
"We have already made many positive changes in our business structure and market positioning," said Mr. Espe. "As we go forward, we need to leverage these accomplishments, and work aggressively to build market share and expand our market reach, focusing on services and solutions that customers require to remain productive in the workplace. We also must stay focused on our long-term operational investments, particularly as we prepare for the e-IKON implementation throughout North America.

"Looking ahead, we are mindful of the challenges posed by changing economic and industry conditions, as well as evolving customer needs. We believe keeping a conservative view of top line performance is prudent in this environment, to ensure we continue to improve our operational performance as we drive toward our goal of 8% to 10% operating margins longterm. In Fiscal 2003, we expect additional share gains through various offerings, and we will continue to improve our business mix as we outsource a significant portion of technology hardware revenues to a third party in Fiscal 2003. As a result, overall revenues for Fiscal 2003 are expected to decline 2% to 4%. Operating margins should reflect modest gains, as we build on our Fiscal 2002 execution. The momentum from these improvements will be partially offset by increases in the cost of pension and health benefits and the balancing of resources required for a successful e-IKON implementation. While operating margins are expected to improve from Fiscal 2002, diluted earnings per share will be negatively impacted by an additional $.05 dilution from the May 2002 convertible offering. Therefore, diluted earnings per share for Fiscal 2003 are expected to be in the range of $.94 to $.98. For the first quarter, we expect revenues to decline in the range of 4% to 6% from the prior year, with earnings per share in the range of $.19 to $.21," Mr. Espe concluded.

IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal document solutions, as well as network design and consulting, and e-business development. IOS Capital, LLC, a wholly-owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2002 revenues of $4.8 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.

INVESTOR CONFERENCE: On Thursday, November 7, 2002, IKON will host an Investor Conference in New York City. If you would like to attend the conference, please e-mail Veronica Rosa, Director of Investor Relations at vrosa@ikon.com. A live webcast of this event, along with presentation materials, will be available through the Company's website. Please go to www.ikon.com, click on Invest in IKON and select the Presentation section. The audio portion of the live webcast will begin at 8:00 a.m. EST on November 7, 2002.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the fourth quarter and fiscal year results and the Company's outlook for the next fiscal year will be discussed on a conference call hosted by IKON at 10:00 a.m. EST on Thursday, October 24, 2002. Please call (719) 867-0680 to participate. A complete replay of the conference call will be available over the Internet on IKON's Investor Relations homepage approximately two hours after the call ends. To listen, please go to www.ikon.com and click on Invest in IKON. Beginning at 1:00 p.m. EST on October 24, 2002 and ending at midnight EST on October 28, 2002, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 156886.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the Company's outlook for fiscal year 2003, the benefits of our long-term investments, and the execution and impact of the Company's strategies. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2001 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

                                     # # #

                                              IKON Office Solutions, Inc.
                                              Consolidated Balance Sheets

                                                                                     September 30,
                                                                                          2002           September 30,
(in millions)                                                                         (unaudited)            2001
-----------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                              $    271.8         $     80.3
Restricted cash                                                                             116.1              128.4
Accounts receivable, less allowances of: 2002 - $14.3; 2001 - $23.5                         568.6              641.0
Finance receivables, less allowances of: 2002 - $20.3; 2001 - $24.4                       1,203.5            1,171.0
Inventories                                                                                 318.2              299.8
Prepaid expenses and other current assets                                                    82.9               95.4
Deferred taxes                                                                               65.3               98.7
-----------------------------------------------------------------------------------------------------------------------
Total current assets                                                                      2,626.4            2,514.6
-----------------------------------------------------------------------------------------------------------------------

Long-term finance receivables, less allowances of: 2002 - $37.8; 2001 - $45.4             2,241.1            2,176.2

Equipment on operating leases, net of accumulated depreciation of: 2002
 - $92.7; 2001 - $91.4                                                                       99.6               71.2

Property and equipment, net                                                                 202.9              207.8

Goodwill, net                                                                             1,235.4            1,258.1

Other assets                                                                                 67.2               63.1
-----------------------------------------------------------------------------------------------------------------------
Total Assets                                                                           $  6,472.6         $  6,291.0
-----------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current portion of long-term debt                                                      $     11.5         $     17.6
Current portion of long-term debt, finance subsidiaries                                   1,312.0            1,229.6
Notes payable                                                                                 7.2              183.7
Trade accounts payable                                                                      232.1              223.0
Accrued salaries, wages and commissions                                                     127.7              126.3
Deferred revenues                                                                           176.3              185.3
Other accrued expenses                                                                      300.9              299.6
-----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                 2,167.7            2,265.1
-----------------------------------------------------------------------------------------------------------------------

Long-term debt                                                                              594.4              599.6

Long-term debt, finance subsidiaries                                                      1,495.8            1,366.1

Deferred taxes                                                                              479.4              446.1

Other long-term liabilities                                                                 200.4              218.5

Commitments and contingencies

Shareholders' Equity
Common stock, no par value: authorized 300.0 shares; issued: 2002 - 150.0 shares; 2001 -150.1 shares; outstanding: 2002 - 144.0 shares; 2001 -
  141.8 shares                                                                            1,015.2            1,012.3
Series 12 preferred stock, no par value: authorized 0.5 shares; none issued or outstanding
Unearned compensation                                                                        (2.0)              (3.7)
Retained earnings                                                                           595.7              463.1
Accumulated other comprehensive loss                                                        (50.8)             (43.5)
Cost of common shares in treasury: 2002 - 5.3 shares; 2001 - 7.5 shares                     (23.2)             (32.6)
-----------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                1,534.9            1,395.6
-----------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                             $  6,472.6         $  6,291.0
-----------------------------------------------------------------------------------------------------------------------

IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                      Fourth Quarter Fiscal
                                                            ------------------------------------
                                                                 2002                   2001
------------------------------------------------------------------------------------------------
Revenues
Net sales                                                    $   572,613            $   632,844
Services                                                         510,221                557,332
Finance income                                                    95,429                 92,869
------------------------------------------------------------------------------------------------
                                                               1,178,263              1,283,045
------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                               375,302                408,966
Services costs                                                   305,056                336,688
Finance interest expense                                          40,628                 45,169
Selling and administrative                                       392,646                450,891
Restructuring (reversal) charges                                 (10,497)                34,500
Asset impairment                                                                         29,082
------------------------------------------------------------------------------------------------
                                                               1,103,135              1,305,296
------------------------------------------------------------------------------------------------

Operating income  (loss)                                          75,128                (22,251)
Interest expense                                                  12,838                 15,151
------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                 62,290                (37,402)
Income taxes                                                      22,967                  7,504
------------------------------------------------------------------------------------------------
Net income (loss)                                            $    39,323            $   (44,906)
------------------------------------------------------------------------------------------------


Basic Earnings (Loss) Per Common Share                       $      0.27            ($     0.32)
                                                             ===========            ===========

Diluted Earnings (Loss) Per Common Share                       $0.25 (a)            ($     0.32)
                                                             ===========            ===========


Weighted Average Common Shares Outstanding, Basic                144,000                141,827
                                                             ===========            ===========

Weighted Average Common Shares Outstanding, Diluted              167,441                141,827
                                                             ===========            ===========


Operations Analysis:
      Gross profit %, net sales                                     34.5%                  35.4%
      Gross profit %, services                                      40.2%                  39.6%
      Gross profit %, finance subsidiaries                          57.4%                  51.4%
      Total gross profit %                                          38.8%                  38.4%
      Selling and administrative as a % of revenue                  33.3%                  35.1%
      Operating income (loss) as a  % of revenue                     6.4%                 -1.7%

(a)  The calculation of diluted earnings per common share for the fourth quarter of fiscal 2002 assumes the conversion of convertible notes issued in May 2002 by IOS Capital, LLC resulting in 19,960 shares. For purposes of diluted earnings per common share, net income for the fourth quarter of fiscal 2002 includes the add-back of $2,372 representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
Excluding Special Items
                                                                   Fourth Quarter Fiscal
                                                             ----------------------------------
                                                                2002   (b)           2001   (c)
                                                             -------------       --------------
Revenues
Net sales                                                    $  572,613           $  632,844
Services                                                        510,221              557,332
Finance income                                                   95,429               92,869
----------------------------------------------------------------------------------------------
                                                              1,178,263            1,283,045
----------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                              375,302              407,466
Services costs                                                  305,056              336,688
Finance interest expense                                         40,628               45,169
Selling and administrative                                      392,646              447,091
----------------------------------------------------------------------------------------------
                                                              1,113,632            1,236,414
----------------------------------------------------------------------------------------------

Operating income                                                 64,631               46,631
Interest expense                                                 12,838               15,151
----------------------------------------------------------------------------------------------
Income before income taxes                                       51,793               31,480
Income taxes                                                     19,293               13,851
----------------------------------------------------------------------------------------------
Net income                                                   $   32,500           $   17,629
----------------------------------------------------------------------------------------------


Basic Earnings Per Common Share                              $     0.23           $     0.12
                                                             ==========           ==========

Diluted Earnings Per Common Share                            $     0.21 (a)       $     0.12
                                                             ==========           ==========


Weighted Average Common Shares Outstanding, Basic               144,000              141,827
                                                             ==========           ==========

Weighted Average Common Shares Outstanding, Diluted             167,441              146,067
                                                             ==========           ==========


Operations Analysis:
      Gross profit %, net sales                                    34.5%                35.6%
      Gross profit %, services                                     40.2%                39.6%
      Gross profit %, finance subsidiaries                         57.4%                51.4%
      Total gross profit %                                         38.8%                38.5%
      Selling and administrative as a % of revenue                 33.3%                34.8%
      Operating income as a  % of revenue                           5.5%                 3.6%

(a)  The calculation of diluted earnings per common share for the fourth quarter of fiscal
     2002 assumes the conversion of convertible notes issued in May 2002 by IOS Capital, LLC resulting in 19,960 shares. For purposes of diluted earnings per common share, net income for the fourth quarter of fiscal 2002 includes the add-back of $2,372 representing interest expense, net of taxes, associated with such convertible notes.

(b)  Fourth quarter fiscal 2002 excludes a reversal of restructuring charges of $10,497.

(c)  Fourth quarter fiscal 2001 excludes a restructuring charge of $34,500, asset impairment charges of $29,082, reserve adjustments primarily related to the exit of the Company's telephony operations of $5,300 and a tax reserve adjustment related to a leveraged corporate owned life insurance program of $10,000.

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.

IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                  Year Ended September 30,
                                                               ----------------------------------
                                                                   2002                   2001
                                                               -----------            ------------
Revenues
Net sales                                                      $ 2,331,749            $ 2,634,492
Services                                                         2,120,832              2,279,266
Finance income                                                     374,921                359,721
---------------------------------------------------------------------------------------------------
                                                                 4,827,502              5,273,479
---------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                               1,531,086              1,714,439
Services costs                                                   1,260,225              1,367,301
Finance interest expense                                           157,891                177,519
Selling and administrative                                       1,595,208              1,813,469
Restructuring (reversal) charges                                   (10,497)                34,500
Asset impairment                                                                           29,082
---------------------------------------------------------------------------------------------------
                                                                 4,533,913              5,136,310
---------------------------------------------------------------------------------------------------

Operating income                                                   293,589                137,169
Interest expense                                                    54,389                 69,373
---------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes              239,200                 67,796
Income taxes                                                        88,866                 53,791
---------------------------------------------------------------------------------------------------
Income from continuing operations                                  150,334                 14,005
Discontinued operations, net of income taxes of $942                                        1,200
---------------------------------------------------------------------------------------------------
Net income                                                     $   150,334            $    15,205
---------------------------------------------------------------------------------------------------

Basic Earnings Per Common Share
     Continuing operations                                     $      1.05            $      0.10
     Discontinued operations                                                          $      0.01
                                                               -----------            -----------
     Net income                                                $      1.05            $      0.11
                                                               ===========            ===========

Diluted Earnings Per Common Share
     Continuing operations                                     $      0.99            $      0.10
     Discontinued operations                                                          $      0.01
                                                               -----------            -----------
     Net income                                                $      0.99 (a)        $      0.11
                                                               ===========            ===========

Weighted Average Common Shares Outstanding, Basic                  143,178                141,888
                                                               ===========            ===========

Weighted Average Common Shares Outstanding, Diluted                155,084                144,408
                                                               ===========            ===========


Operations Analysis:
      Gross profit %, net sales                                       34.3%                  34.9%
      Gross profit %, services                                        40.6%                  40.0%
      Gross profit %, finance subsidiaries                            57.9%                  50.7%
      Total gross profit %                                            38.9%                  38.2%
      Selling and administrative as a % of revenue                    33.0%                  34.4%
      Operating income as a  % of revenue                              6.1%                   2.6%

(a)  The calculation of diluted earnings per common share for fiscal 2002 assumes the conversion of convertible notes issued in May 2002 by IOS Capital, LLC, weighted for days outstanding in the fiscal year resulting in 7,711 shares. For purposes of diluted earnings per common share, net income in fiscal 2002 includes the add-back of $3,636 representing interest expense, net of taxes, associated with such convertible notes. IKON Office Solutions, Inc.

IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
Excluding Special Items

                                                                   Year to Date Fiscal
                                                             --------------------------------
                                                                2002 (b)             2001  (c)
                                                             -----------         ------------
Revenues
Net sales                                                    $2,331,749           $2,634,492
Services                                                      2,120,832            2,279,266
Finance income                                                  374,921              359,721
----------------------------------------------------------------------------------------------
                                                              4,827,502            5,273,479
----------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                            1,531,086            1,712,939
Services costs                                                1,260,225            1,367,301
Finance interest expense                                        157,891              177,519
Selling and administrative                                    1,595,208            1,809,669
----------------------------------------------------------------------------------------------
                                                              4,544,410            5,067,428
----------------------------------------------------------------------------------------------

Operating income                                                283,092              206,051
Interest expense                                                 54,389               69,373
----------------------------------------------------------------------------------------------
Income before income taxes                                      228,703              136,678
Income taxes                                                     85,192               60,138
----------------------------------------------------------------------------------------------
Net income                                                   $  143,511           $   76,540
----------------------------------------------------------------------------------------------


Basic Earnings Per Common Share                              $     1.00           $     0.54
                                                             ==========           ==========

Diluted Earnings Per Common Share                            $     0.95 (a)       $     0.53
                                                             ==========           ==========

Weighted Average Common Shares Outstanding, Basic               143,178              141,888
                                                             ==========           ==========

Weighted Average Common Shares Outstanding, Diluted             155,084              144,408
                                                             ==========           ==========


Operations Analysis:
      Gross profit %, net sales                                    34.3%                35.0%
      Gross profit %, services                                     40.6%                40.0%
      Gross profit %, finance subsidiaries                         57.9%                50.7%
      Total gross profit %                                         38.9%                38.2%
      Selling and administrative as a % of revenue                 33.0%                34.3%
      Operating income as a  % of revenue                           5.9%                 3.9%

(a)  The calculation of diluted earnings per common share for fiscal 2002 assumes the conversion of convertible notes issued in May 2002 by IOS Capital, LLC, weighted for days outstanding in the fiscal year resulting in 7,711 shares. For purposes of diluted earnings per common share, net income in fiscal 2002 includes the add-back of $3,636 representing interest expense, net of taxes, associated with such convertible notes.

(b)  Year ended September 30, 2002 excludes a reversal of restructuring charges of $10,497.

(c)  Year ended September 30, 2001 excludes a restructuring charge of $34,500, asset impairment charges of $29,082, reserve adjustments primarily related to the exit of the
     Company's telephony operations of $5,300, a tax reserve adjustment related to a leveraged corporate owned life insurance program of $10,000 and a benefit from discontinued
     operations of $2,142 ($1,200 after-tax).

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.

IKON Office Solutions, Inc.
---------------------------

COMPUTATIONS OF EARNINGS PER COMMON SHARE
(in thousands, except earnings per share)



                                                        2002                                    2001
                                             ----------------------------          -----------------------------
                                               Basic             Diluted             Basic             Diluted
                                               -----             -------             -----             -------

Three Months September 30

Average Shares Outstanding
Common shares                                 144,000            144,000            141,827             141,827
Convertible loan notes                                            19,960
Awards                                                               529
Options                                                            2,952
-----------------------------------------------------------------------------------------------------------------
   Total shares                               144,000            167,441            141,827             141,827
-----------------------------------------------------------------------------------------------------------------

Income (Loss)
Net Income                                  $  39,323          $  39,323          $ (44,906)          $ (44,906)
Interest on convertible loan notes                                 2,372
-----------------------------------------------------------------------------------------------------------------
Adjusted Net Income                         $  39,323          $  41,695          $ (44,906)          $ (44,906)
-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
EPS                                         $    0.27          $    0.25          $   (0.32)          $   (0.32)
=================================================================================================================

Fiscal YTD September 30

Average Shares Outstanding
Common shares                                 143,178            143,178            141,888             141,888
Convertible loan notes                                             7,711
Awards                                                               470                                    248
Options                                                            3,725                                  2,272
-----------------------------------------------------------------------------------------------------------------
   Total shares                               143,178            155,084            141,888             144,408
-----------------------------------------------------------------------------------------------------------------

Income
Income from continuing operations           $ 150,334          $ 150,334          $  14,005           $  14,005
Interest on convertible loan notes                                 3,636
Discontinued operations                                                               1,200               1,200
-----------------------------------------------------------------------------------------------------------------
Adjusted Net Income                         $ 150,334          $ 153,970          $  15,205           $  15,205
-----------------------------------------------------------------------------------------------------------------


EPS before extrardinary items               $    1.05          $    0.99          $    0.10           $    0.10
Discontinued Operations                                                                0.01                0.01
-----------------------------------------------------------------------------------------------------------------
EPS                                         $    1.05          $    0.99          $    0.11           $    0.11
=================================================================================================================

IKON Office Solutions, Inc.
---------------------------

COMPUTATIONS OF EARNINGS PER COMMON SHARE
Excluding Special Items
(in thousands, except earnings per share)


                                                       2002                                2001
                                           -----------------------------       ------------------------------
                                              Basic            Diluted            Basic            Diluted
                                              -----            -------            -----            -------
Three Months September 30

Average Shares Outstanding
Common shares                                144,000           144,000           141,827           141,827
Convertible loan notes                                          19,960
Awards                                                             529                                 470
Options                                                          2,952                               3,770
------------------------------------------------------------------------------------------------------------
   Total shares                              144,000           167,441           141,827           146,067
------------------------------------------------------------------------------------------------------------

Income
Net Income                                  $ 32,500 (a)      $ 32,500          $ 17,629 (b)      $ 17,629
Interest on convertible loan notes                               2,372
------------------------------------------------------------------------------------------------------------
Adjusted Net Income                         $ 32,500          $ 34,872          $ 17,629          $ 17,629
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
EPS                                         $   0.23          $   0.21          $   0.12          $   0.12
============================================================================================================

Fiscal YTD September 30

Average Shares Outstanding
Common shares                                143,178           143,178           141,888           141,888
Convertible loan notes                                           7,711
Awards                                                             470                                 248
Options                                                          3,725                               2,272
------------------------------------------------------------------------------------------------------------
   Total shares                              143,178           155,084           141,888           144,408
------------------------------------------------------------------------------------------------------------

Income
Net Income                                  $143,511 (a)      $143,511          $ 76,540 (b)      $ 76,540
Interest on convertible loan notes                               3,636
------------------------------------------------------------------------------------------------------------
Adjusted Net Income                         $143,511          $147,147          $ 76,540          $ 76,540
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
EPS                                         $   1.00          $   0.95          $   0.54          $   0.53
============================================================================================================


(a)  Fourth quarter and year ended September 30, 2002 excludes a reversal of restructuring charges of
     $10,497.

(b)  Fourth quarter and year ended September 30, 2001 excludes a restructuring charge of $34,500, asset impairment charges of $29,082, reserve adjustments primarily related to the exit of the Company's telephony operations of $5,300 and a tax reserve adjustment related to a leveraged corporate owned life insurance program of $10,000. Year ended September 30, 2001 also excludes a benefit from discontinued
     operations of $2,142 (1,200 after-tax).


This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.